Pursuant to Rule 424(b)(3)
                                          File No. 333-01101




         SUPPLEMENT NO. THREE DATED JANUARY 12, 1998
             TO PROSPECTUS DATED MARCH 18, 1996


                 PHP HEALTHCARE CORPORATION


     $69,000,000 Principal Amount of 6-1/2% Convertible
            Subordinated Debentures Due 2002 and
              3,499,937 Shares of Common Stock


     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated March 18, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-01101. Any cross references in this Supplement refer to portions of the Prospectus.

     The information concerning the Selling Holders listed under "Selling Holders" in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement No. Three.

     The purpose of this Supplement is to add additional Selling Holders as of December 22, 1997. The following table sets forth the name of each additional Selling Holder and (i) the amount of Debentures owned by each additional Selling Holder as of December 9, 1997, (ii) the maximum amount of Debentures which may be offered for the account of such Selling Securityholder as of December 9, 1997 and (iii) the maximum number of shares of Common Stock which may be offered for the account of such Selling Holder under the Prospectus.

                                                                  Shares of
                       Principal      Principal     Shares of   Common Stock
                       Amount of      Amount of      Common      Underlying
                       Debentures    Debentures      Stock      Debentures
                     Beneficially     That        Beneficially  Being Sold
                        Owned        May Be         Owned(1)   and Additional
    Name        Amount($)   Percent  Sold ($)  Number  Percent    Shares(2)
    ----        ---------   -------  --------  ------  -------    ------
Paloma          950,000     1.38     950,000   34,862    *        34,862
Securities
L.L.C.
KA Trading      460,071      *        30,091   16,883    *        16,883
L.P.
Professional    460,000      *       460,000   16,880    *        16,880
Asset
Indemnity
Ltd.
Bear Stearns &  200,000      *       200,000    7,339    *         7,339
Co. Inc.

[FN]
*    Less than 1%

(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate of $27.25 and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional
Selling Holders in future supplements to the Prospectus.

     Because the Selling Securityholders may offer all or some of the Debentures and shares of the Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of the Common Stock that will be held by the Selling Securityholders after of this offering, no estimate can be given as to the principal amount of Debentures or shares of the Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."